Profit Corporation Articles of Amendment

1.Corporation name:

(Name must match exactly to the Secretary of State's records.)

GATC Health Corp

2.Article number(s) IV, Section 1 is amended as follows:

The paragraph reading “100,000,000 number of shares of common stock with a par value of $0.0001 per share (“Common Stock”) in Article IV, Section 1 is amended to read as follows:

An unlimited number of shares of common stock with a par value of $0.0001 per share (“Common Stock”).

3.If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4.Not applicable

5.The amendment was adopted on 10/4/2022.

6.Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☐Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

☐Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

☒Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	/s/ Jeff Moses	Date: 10/06/2022
President